PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 85 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 11, 2004                                  Dated September 7, 2005
                                                                  Rule 424(b)(3)


                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES H
                     Fixed Rate Senior Bearer Notes Due 2015

                          ---------------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series H (Fixed Rate Senior Bearer Notes Due 2015) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              JPY 10,000,000,000

Maturity Date:                 September 28, 2015; provided that if such day is
                               not a business day, the maturity date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case the maturity date will be the immediately preceding business day.

Settlement Date (Original
    Issue Date):               September 28, 2005

Interest Accrual Date:         September 28, 2005

Issue Price:                   100%

Underwriter's Discounts and
    Commissions:               0.40%

Proceeds to Company:           99.60%

Specified Currency:            Japanese Yen ("JPY")

Redemption Percentage at
    Maturity:                  100%

Interest Rate:                 1.63% per annum

Maximum Interest Rate:         N/A

Minimum Interest Rate:         0.00%

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption Percentage
    Reduction:                 N/A

Optional Redemption Date:      N/A

Interest Payment Dates:        Each September 28, commencing September 28, 2005;
                               provided that if any interest payment date
                               (including the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day.

Interest Payment Period:       Annual

Business Day:                  Tokyo, New York and London

Agent:                         Morgan Stanley & Co. International Limited

Denomination:                  JPY 100,000,000

Common Code:                   022969056

ISIN:                          XS0229690564

Other Provisions:              None

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY